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                                                                 EXHIBIT 12-(1)



                    SOUTHERN NATURAL GAS COMPANY AND SUBSIDIARIES

                         Computation of Ratios of Earnings
                    from Continuing Operations to Fixed Charges
                                Total Enterprise (a)


                                                     Nine Months Ended Sept 30,               Years Ended December 31,
                                                     --------------------------  -------------------------------------------------
                                                         1997         1996          1996        1995      1994     1993     1992
                                                      ---------    -----------   ----------  ---------  -------  --------  -------
                                                                                      (In Thousands)

Earnings from Continuing Operations:
  Income (loss) before income taxes..........         $126,360      $108,319     $150,219    $134,124   $76,098  $127,617  $126,691
  Fixed Charges (see computation below)......           24,939        34,733       43,028      48,779    47,575    58,249    47,995
                                                      ---------    -----------   ----------  ---------  -------  --------  --------
Total Earnings Available for Fixed Charges...         $151,299      $143,052     $193,247    $182,903  $123,673  $185,866  $174,686
                                                      ---------    -----------   ----------  ---------  -------  --------  --------
                                                      ---------    -----------   ----------  ---------  -------  --------  --------
Fixed Charges:
  Interest expense before deducting
    interest capitalized.....................          $23,649       $33,049      $41,147     $46,859   $45,900   $56,599   $46,298
Rentals(b)...................................            1,290         1,684        1,881       1,920     1,675     1,650     1,697
                                                      ---------    -----------   ----------  ---------  -------  --------  --------
                                                       $24,939       $34,733      $43,028     $48,779   $47,575   $58,249   $47,995
                                                      ---------    -----------   ----------  ---------  -------  --------  --------
                                                      ---------    -----------   ----------  ---------  -------  --------  --------
Ratio of Earnings to Fixed Charges...........              6.1           4.1          4.5         3.7       2.6       3.2       3.6
                                                      ---------    -----------   ----------  ---------  -------  --------  --------
                                                      ---------    -----------   ----------  ---------  -------  --------  --------

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(a)  Amounts include the Company's portion of the captions as they relate to persons accounted for by the equity method.

(b) These amounts represent 1/3 of rentals which approximate the interest factor applicable to such rentals of the Company and its subsidiaries and continuing unconsolidated affiliates.